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        Registration Statement No. 333-132936-14
Dated March 29, 2007
Securities Act of 1933, Rule 424(b)(2)

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 25, 2008

PRELIMINARY PRICING SUPPLEMENT NO. A6 TO
PROSPECTUS SUPPLEMENT DATED MARCH 24, 2008 TO
PROSPECTUS DATED MARCH 29, 2007

$

Credit Suisse

Accelerated Return Equity Securities (ARES)®

due November 30, 2009

Linked to the Performance of the
S&P 500® Index

Issuer:	Credit Suisse, acting through its Nassau branch (Aa1/AA-)*
CUSIP:	22546EEB6
Maturity Date:	November 30, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Trade Date:	The day on which the securities are priced for initial sale to the public, which is expected to be October 24, 2008.
Settlement Date:	Expected to be October 29, 2008.
Reference Index:	The S&P 500® Index
Coupon:	We will not pay interest on the securities being offered by this pricing supplement.
Valuation Date:	The valuation date is November 24, 2009, subject to postponement if a market disruption event occurs on the valuation date.
Fixed Payment Percentage:	The fixed payment percentage will be between 17% and 19% (to be determined on the trade date).
Redemption Amount:
You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the index return, calculated as set forth below.
Index Return:
If the final level is greater than or equal to the initial level, the index return will equal the fixed payment percentage. Therefore, the maximum redemption amount at maturity for each $1,000 principal amount of securities will be between $1,170 and $1,190 (to be determined on the trade date).
If the final level is less than the initial level, the index return will be calculated as follows:
final level — initial level initial level
If the final level is less than the initial level, the index return will be negative and you will receive less than the principal amount of your securities at maturity.
Initial Level:	, which is the closing level of the reference index on the trade date.
Final Level:	The closing level of the reference index on the valuation date.
Listing:	The securities will not be listed on any securities exchange.

Please refer to "Risk Factors" beginning on page PS-7 of this pricing supplement for risks related to an investment in the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to the Public	Underwriting Discounts and Commissions(1)	Proceeds to the Company
Per security	$	$	$
Total	$	$	$

The securities will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Delivery of the securities in book-entry form only will be made through The Depository Trust Company. We expect that delivery of the securities will be made against payment therefor on or about October 29, 2008.

The securities are not deposit liabilities and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

*
A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to securities issued by Credit Suisse does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Credit Suisse

The date of this pricing supplement is October      , 2008.

 Additional Terms Specific to the Securities

        You should read this pricing supplement together with the prospectus dated March 29, 2007 and the prospectus supplement dated March 24, 2008 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the "Risk Factors" section in this pricing supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

        You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  •
  Prospectus dated March 29, 2007:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908007941/a2186710z424b2.htm

  •
  Prospectus supplement dated March 24, 2008:
   http://www.sec.gov/Archives/edgar/data/1053092/000104746908003313/a2184026z424b2.htm

        Our Central Index Key, or CIK, on the SEC website is 1053092.

        You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        In this pricing supplement, unless otherwise specified or the context otherwise requires, references to "we", "us" and "our" are to Credit Suisse and its consolidated subsidiaries, and references to "dollars" and "$" are to United States dollars.

i

ii

 NOTICE TO INVESTORS

Argentina

        The securities are not and will not be authorized by the Argentine Comisión Nacional de Valores for public offering in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

Uruguay

        This is a private offering. The securities have not been, and will not be, registered with the Central Bank of Uruguay for public offer in Uruguay.

Brazil

        Each purchaser of securities will be required to represent and agree that it has not offered or sold, and will not offer or sell, any securities in Brazil, except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations. The securities have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliarios—CVM).

Mexico

        The securities have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in the United Mexican States.

Chile

        NEITHER THE ISSUER NOR THE SECURITIES HAVE BEEN REGISTERED WITH THE SUPERINTENDENCIA DE VALORES Y SEGUROS PURSUANT TO LAW NO. 18.045, THE LEY DE MERCADO DE VALORES, AND REGULATIONS THEREUNDER. THIS PRICING SUPPLEMENT DOES NOT CONSTITUTE AN OFFER OF, OR AN INVITATION TO SUBSCRIBE FOR OR PURCHASE, THE SECURITIES IN THE REPUBLIC OF CHILE, OTHER THAN TO INDIVIDUALLY IDENTIFIED BUYERS PURSUANT TO A PRIVATE OFFERING WITHIN THE MEANING OF ARTICLE 4 OF THE LEY DE MERCADO DE VALORES (AN OFFER THAT IS NOT "ADDRESSED TO THE PUBLIC AT LARGE OR TO A CERTAIN SECTOR OR SPECIFIC GROUP OF THE PUBLIC").

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (Directive 2003/71/EC) (each, a Relevant Member State), the securities may not be sold or offered or any offering materials relating thereto distributed, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, to the public (within the meaning of that Directive) in that Relevant Member State, except in circumstances which do not require the publication of a prospectus pursuant to the Prospectus Directive.

iii

 SUMMARY

        The following is a summary of the terms and conditions of the securities and factors that you should consider before deciding to invest in the securities. You should read this pricing supplement and the accompanying prospectus supplement and prospectus carefully to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the "Risk Factors" section of this pricing supplement, which sets forth a number of risks related to the securities. All of the information set forth below is qualified in its entirety by the detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. If any information in this pricing supplement is inconsistent with the accompanying prospectus supplement or prospectus, you should rely on the information in this pricing supplement. This pricing supplement may also add, update or change information contained in the accompanying prospectus supplement or prospectus. It is important for you to consider the information contained in the accompanying prospectus supplement and prospectus as well as this pricing supplement in making your investment decision.

What are the Accelerated Return Equity Securities (ARES)®?

        The Accelerated Return Equity Securities, or the securities, are medium-term notes issued by us, the return on which is linked to the performance of the reference index. The reference index is the S&P 500® Index (as reported on Bloomberg Financial Network at "SPX <Index>").

        For a description of how the redemption amount at maturity will be calculated, please refer to "How is the redemption amount calculated?" below and "Description of the Securities—Redemption amount" on page PS-12.

Are there risks involved in investing in the securities?

        An investment in the securities involves risks. Please see the section entitled "Risk Factors" on page PS-7.

        The securities are not principal-protected. If the final level is less than the initial level, the index return will be negative and you could lose your entire investment.

Will I receive interest on the securities?

        No. You will not receive any interest payments on the securities for the entire term of the securities.

Does an investment in the securities entitle me to any ownership interests in the stocks included in the reference index?

        An investment in the securities does not entitle you to any ownership interest in the stocks included in the reference index.

Will there be an active trading market in the securities?

        The securities will not be listed on any securities exchange. There is no assurance that a liquid trading market will develop for the securities. Credit Suisse Securities (USA) LLC ("CSSU") currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time.

        If you have to sell your securities prior to maturity, you may have to sell them at a substantial loss.

What are the U.S. federal income tax consequences of investing in the securities?

        Please refer to "Certain United States Federal Income Tax Considerations" on page PS-21 for a discussion of certain U.S. federal income tax considerations for making an investment in the securities.

How is the redemption amount calculated?

        We will redeem the securities at maturity for a redemption amount in cash that will equal the principal amount of the securities multiplied by the sum of 1 plus the index return. How the index return will be determined depends on whether the final level is greater than or equal to, or less than, the initial level.

  •
  If the final level is greater than or equal to the initial level, the index return will equal the fixed payment percentage. In this case, the redemption amount will be between $1,170 and $1,190 per $1,000 principal amount of securities (to be determined on the trade date).

  •
  If the final level is less than the initial level, the index return will equal:

final level - initial level initial level

    Therefore, if the final level is less than the initial level, the index return will be negative, and the redemption amount will be less than the principal amount of the securities at maturity and you could lose all of the value of your investment in the securities.

For purposes of calculating the index return:

  •
  the "initial level" will be equal to the closing level of the reference index on the trade date;

  •
  the "final level" will be equal to the closing level of the reference index on the valuation date; and

  •
  the "fixed payment percentage" will be between 17% and 19% (to be determined on the trade date) of the principal amount.

        The "closing level" for the reference index will be, on any relevant index business day, the level of the reference index as determined by the calculation agent at the valuation time, which is the time at which the index calculation agent (as defined below) calculates the closing level of the reference index on such index business day, as calculated and published by the index calculation agent, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference index" below.

What are some hypothetical redemption amounts at maturity of the securities?

        The table below sets forth a sampling of hypothetical redemption amounts at maturity of a $1,000 investment in the securities. The table assumes a hypothetical fixed payment percentage of 18%. The actual final level and the redemption amount at maturity will be determined on the valuation date.

Principal Amount of Securities	Percentage Difference between Initial Level and Final Level	Redemption Amount at Maturity
$1,000	-100%	$0
$1,000	-90%	$100
$1,000	-80%	$200
$1,000	-70%	$300
$1,000	-60%	$400
$1,000	-50%	$500
$1,000	-40%	$600
$1,000	-30%	$700
$1,000	-20%	$800
$1,000	-10%	$900
$1,000	0%	$1,180
$1,000	5%	$1,180
$1,000	10%	$1,180
$1,000	15%	$1,180
$1,000	20%	$1,180
$1,000	25%	$1,180

        The graph of hypothetical returns at maturity set forth below is intended to demonstrate the effect of the fixed payment percentage and the exposure to any depreciation of the final level from the initial level and assumes a fixed payment percentage of 18%. The gray line shows hypothetical percentage return at maturity for an investment in an instrument directly linked to the value of the reference index. The actual final level will be determined on the valuation date. The thick black line shows the hypothetical percentage return at maturity for a similar investment in the securities.

        These examples are for illustrative purposes only. The actual index return will depend on the final level determined by the calculation agent as provided in this pricing supplement and the actual fixed payment percentage will be determined on the trade date.

Examples of hypothetical redemption amounts of the securities

        The following are illustrative examples of how the redemption amount would be calculated with hypothetical final levels that are greater than or equal to, or less than, the initial level. The actual final level will be determined on the valuation date; and the actual fixed payment percentage will be determined on the trade date. Each of the examples assumes the following:

  •
  the initial investment in the securities is $1,000; and

  •
  the initial level is 1200;

  •
  the fixed payment percentage is 18%, the midpoint of the range set forth on the cover of this pricing supplement.

        EXAMPLE 1: The final level is 1440, an increase of 20% from the initial level:

Index Return = fixed payment percentage = 18.00%

  Redemption Amount = $1,000 * (1 + index return)

  Redemption Amount = $1,000 * 1.180

  Redemption Amount = $1,180

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities or equal to $1,180 per $1,000 principal amount of securities that you hold. Because the index return is fixed at the amount of the fixed payment percentage, you will not participate in the full appreciation in the level of the reference index during the term of the securities.

        EXAMPLE 2: The final level is 1320, an increase of 10% from the initial level:

Index Return = fixed payment percentage = 18.00%

  Redemption Amount = $1,000 * (1 + index return)

  Redemption Amount = $1,000 * 1.180

  Redemption Amount = $1,180

In this example, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities or equal to $1,180 per $1,000 principal amount of securities that you hold.

        EXAMPLE 3: The final level is 600, a decrease of 50% from the initial level:

Index Return = (600 - 1200)/1200 = -50%

  Redemption Amount = $1,000 * (1 + index return)

  Redemption Amount = $1,000 * 0.50

  Redemption Amount = $500

In this example, at maturity you will receive a redemption amount that is less than the amount of your investment in the securities because you will participate fully in the depreciation in the level of the reference index from the trade date to the valuation date.

  EXAMPLE 4: The final level is 1200, representing no increase or decrease from the initial level:

Index Return = fixed payment percentage = 18.00%

  Redemption Amount = $1,000 * (1 + index return)

  Redemption Amount = $1,000 * 1.180

  Redemption Amount = $1,180

In this example, where there is neither any appreciation nor any depreciation in the final level compared to the initial level, at maturity you will receive a redemption amount that is greater than the amount of your investment in the securities or equal to $1,180 per $1,000 principal amount of securities that you hold.

 RISK FACTORS

        A purchase of the securities involves risks. This section describes significant risks relating to the securities. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus, before investing in the securities.

The securities are not principal-protected

        An investment in the securities is not principal-protected and you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the final level is less than its initial level, you will be fully exposed to any depreciation in the reference index. In this case, the redemption amount will be less than the principal amount of the securities and you could lose your entire investment.

The appreciation potential of the securities is limited to the fixed payment percentage

        The appreciation potential of the securities will be limited to the fixed payment percentage which will be between 17% and 19% (to be determined on the trade date). Accordingly, the appreciation potential of the securities will be limited to the fixed payment percentage even if the final level is greater than the initial level by an amount greater than the fixed payment percentage.

The securities do not pay interest

        We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities. The fixed payment percentage may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time. You will receive less than the principal amount of your securities at maturity if the final level is less than the initial level.

The securities are not designed to be short-term trading instruments

        The price at which you will be able to sell your securities to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount, even in cases where the reference index has appreciated since the trade date. The potential returns described in this pricing supplement assume that your securities, which are not designed to be short-term trading instruments, are held to maturity. If you sell your securities in the secondary market prior to maturity, you will not receive principal protection on the portion of your securities sold. You should be willing to hold your securities to maturity.

There may be little or no secondary market for the securities

        The securities will not be listed on any securities exchange. We cannot assure you that a secondary market for the securities will develop. CSSU currently intends to make a market in the securities, although it is not required to do so and may stop making a market at any time. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

The United States federal income tax consequences of the securities are uncertain

        No ruling is being requested from the Internal Revenue Service, or the IRS, with respect to the securities and we cannot assure you that the IRS or any court will agree with the tax treatment described under "Certain U.S. Federal Income Tax Considerations" in this pricing supplement.

The market price of the securities may be influenced by many factors that are unpredictable

        Many factors, most of which are beyond our control, will influence the value of the securities and the price at which CSSU may be willing to purchase or sell the securities in the secondary market, including:

  •
  the current level of the reference index;

  •
  interest and yield rates in the market;

  •
  the volatility of the reference index;

  •
  economic, financial, political and regulatory or judicial events that affect the securities underlying the reference index or stock markets generally and which may affect the level of the reference index;

  •
  the time remaining to the maturity of the securities;

  •
  the dividend rate on the stocks of the reference index; and

  •
  Credit Suisse's creditworthiness.

        Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The inclusion of commissions and projected profit from hedging in the original issue price of the securities is likely to adversely affect secondary market prices

        Assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by CSSU, as a result of dealer discounts, mark-ups or other transaction costs.

Historical performance of the reference index is not indicative of future performance

        The future performance of the reference index cannot be predicted based on its historical performance. We cannot guarantee that the level of the reference index will increase or that you will not lose the entire amount of your investment in the securities.

There may be potential conflicts of interest

        We, CSSU and/or any other affiliate may from time to time buy or sell futures contracts related to the components of the reference index or derivative instruments related to the reference index for our or their own accounts in connection with our or their normal business practices. Although we do not expect them to, these transactions could affect the price of such stocks or the value of the reference index, and thus affect the market value of the securities.

        In addition, because we will initially act as the calculation agent for the securities, potential conflicts of interest may exist between us and you, including with respect to certain determinations and judgments that we, in the role of calculation agent, must make in determining amounts due to you.

        Finally, we and our affiliates may, now or in the future, engage in business with the issuers of the stocks of the reference index, including providing advisory services. These services could include investment banking and mergers and acquisitions advisory services. These activities could present a conflict of interest between us or our affiliates and you. We or our affiliates have also published and expect to continue to publish research reports regarding some or all of the issuers of the stocks included in the reference index. This research is modified periodically without notice and may express opinions or provide recommendations that may affect the market price of the stocks included in the reference index and/or the levels of the reference index and, consequently, the market price of the securities.

        The original issue price of the securities includes commissions paid to CSSU and certain costs of hedging our obligations under the securities. The affiliates through which we hedge our obligations under the securities expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates' control, such hedging may result in a profit that is more or less than initially projected.

Our hedging activity may affect the value of the stocks included in the reference index and therefore the market value of the securities

        We expect to hedge our obligations under the securities through one or more of our affiliates. This hedging activity will likely involve trading in one or more of the stocks included in the reference index or in other instruments, such as options, swaps or futures, based upon the stocks included in the reference index. This hedging activity could affect the value of the stocks included in the reference index and therefore the market value of the securities. Assuming no change in market conditions or any other relevant factors, the price, if any, at which CSSU is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the projected profit included in the cost of hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by CSSU, as a result of dealer discounts, mark-ups or other transaction costs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the securities declines.

Holdings of the securities by our affiliates and future sales may affect the price of the securities

        Certain of our affiliates may purchase some of the securities for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 15% of the securities offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the securities held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the securities may fall. The negative effect of such sales on the prices of the securities could be more pronounced if secondary trading in the securities is limited or illiquid.

We and our affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities and any such research, opinions or recommendations could affect the level of the reference index to which the securities are linked or the market value of the securities

        We or our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, and we may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice.

A market disruption event may postpone the calculation of the final level or the maturity date

        In the event that a market disruption event exists on the valuation date, the maturity date of the securities will be the later of the maturity date specified in the pricing supplement and the fifth business day following the day as of which the final level is calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date and could adversely affect your return on the securities, but no interest or other payment will be payable as a result of such postponement. Please refer to "Description of the Securities—Maturity date" and "—Market disruption events" below.

Your return on the securities will not reflect dividends on the stocks included in the reference index

        Your return on the securities will not reflect the return you would realize if you actually owned the stocks included in the reference index and received the dividends paid on those stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the securities by reference to the final level. The final level reflects the prices of the stocks as calculated in the reference index without taking into consideration the value of dividends paid on those stocks.

You will have no shareholder rights in issuers of stocks included in the reference index

        As a holder of the securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the reference index would have.

You have no recourse to the sponsor of the reference index or to any issuers of the stocks included in the reference index

        You will have no rights against the sponsor of the reference index or to any issuers of the stocks included in the reference index. The securities are not sponsored, endorsed, sold or promoted by any sponsor of the reference index or any such issuer. No sponsor of the reference index or any such issuer has passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. No sponsor of the reference index or any such issuer makes any representation or warranty, express or implied, to you or any member of the public regarding the advisability of investing in securities generally or the securities in particular, or the ability of the reference index to track general market performance. Unless otherwise provided in the relevant pricing supplement, the sponsor of the reference index's only relationship to us is in the licensing of trademarks or service marks and certain trade names and the use of the reference index, which is determined, composed and calculated by the sponsor of the reference index without regard to us or the securities. The sponsor of the reference index has no obligation to take our needs or your needs into consideration in determining, composing or calculating the reference index. No sponsor of the reference index or any issuer of a stock comprising the reference index is responsible for, and none of them has participated in the determination of, the timing, prices or quantities of the securities to be issued or in the determination or calculation of the equation by which the redemption amount of the securities is to be determined. No sponsor of the reference index or any such issuer has any liability in connection with the administration, marketing or trading of the securities.

Adjustments to the reference index could adversely affect the securities

        The reference index sponsor is responsible for calculating and maintaining the reference index. The applicable reference index sponsor can add, delete or substitute the stocks included in the reference index or make other methodological changes that could change the value of the reference index at any time. The reference index sponsor may discontinue or suspend calculation or dissemination of the reference index.

        If one or more of these events occurs, the calculation of the redemption amount at maturity will be adjusted to reflect such event or events. Please refer to "Description of the Securities—Adjustments to the calculation of the reference index." Consequently, any of these actions could adversely affect the redemption amount at maturity and/or the market value of the securities.

 CREDIT SUISSE

        Credit Suisse, a corporation established under the laws of, and licensed as a bank in, Switzerland, is a wholly-owned subsidiary of Credit Suisse Group. Credit Suisse's registered head office is in Zurich, and it has additional executive offices and principal branches located in London, New York, Hong Kong, Singapore and Tokyo. Credit Suisse's registered head office is located at Paradeplatz 8, CH-8070 Zurich, Switzerland, and its telephone number is 41-44-333-1111.

        Credit Suisse may act through any of its branches in connection with the securities as described in this pricing supplement and the accompanying prospectus supplement and prospectus.

        Credit Suisse, Nassau branch, was established in Nassau, Bahamas in 1971 and is, among other things, a vehicle for various funding activities of Credit Suisse. The Nassau branch exists as part of Credit Suisse and is not a separate legal entity, although it has independent status for certain tax and regulatory purposes. The Nassau branch is located at Shirley & Charlotte Streets, Bahamas Financial Centre, 4th Floor, P.O. Box N-4928, Nassau, Bahamas, and its telephone number is 242-356-8125.

        For further information about our company, we refer you to the accompanying prospectus supplement and prospectus and the documents referred to under "Incorporation by Reference" on page S-11 of the prospectus supplement and "Where You Can Find More Information" on page 3 of the accompanying prospectus.

SUPPLEMENTAL USE OF PROCEEDS

        The net proceeds from this offering will be approximately $                        . We intend to use the net proceeds for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the securities.

        One or more of our affiliates before and following the issuance of any securities may acquire or dispose of the stocks comprising the reference index or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the reference index or the stocks comprising the reference index to hedge our obligations under the securities. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the reference index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the reference index, there can be no assurance that the level of the reference index will not be affected.

        From time to time after issuance and prior to the maturity of any securities, depending on market conditions (including the level of the reference index), in connection with hedging certain of the risks associated with the securities, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the reference index, or the stocks included in the reference index. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the reference index or the stocks included in the reference index, we or one or more of our affiliates may liquidate a portion of those holdings at or about the time of the maturity of any securities. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates' hedging activities will not be limited to any particular securities exchange or market.

        The original issue price of the securities will include the commissions paid to CSSU with respect to the securities and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.

 DESCRIPTION OF THE SECURITIES

General

        The securities are medium-term notes as described in the accompanying prospectus supplement.

Interest

        We will not pay you interest during the term of the securities.

Redemption; defeasance

        The securities are not subject to redemption at our option or repayment at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance."

Maturity date

        The maturity date for the securities is November 30, 2009; however, if a market disruption event exists on the valuation date, as determined by the calculation agent, the maturity date will be determined as discussed below under "—Market disruption events." No interest or other payment will be payable because of any postponement of the maturity date.

Redemption at maturity

        Unless previously redeemed, or purchased by us and cancelled, each security will be redeemed on the maturity date at the redemption amount described below.

Redemption amount

        The return on the securities will be based on the performance of the S&P 500® Index, which we refer to as the "reference index" during the term of the securities. You will receive a redemption amount in cash at maturity that will equal the principal amount of the securities you hold multiplied by the sum of 1 plus the index return, calculated as set forth below.

Index Return

        If the final level is greater than or equal to the initial level, the index return will equal the fixed payment percentage. Therefore, the maximum redemption amount at maturity for each $1,000 principal amount of securities will be between $1,170 and $1,190 (to be determined on the trade date).

        If the final level is less than the initial level, the index return will be calculated as follows:

final level - initial level
initial level

        If the final level is less than the initial level, the index return will be negative and you will receive less than the principal amount of your securities at maturity.

        The fixed payment percentage will be between 17% and 19% (to be determined on the trade date).

        The valuation date is November 24, 2009, subject to postponement if a market disruption event occurs on the valuation date.

        The maximum redemption amount you can receive, if any, is the principal amount of your securities multiplied by the sum of one plus the fixed payment percentage, or between $1,170 and $1,190 (to be determined on the trade date) per $1,000 principal amount securities. However, if the final level declines from the initial level, you will receive less than the principal amount of your securities and you could lose your entire investment.

        The initial level is        , which is the closing level of the reference index on the trade date.

        The final level will equal the closing level of the reference index on November 24, 2009, the valuation date; and

        The closing level for the reference index will, on any relevant index business day, be the level of the reference index as determined by the calculation agent at the valuation time, which is the time at which the index sponsor calculates the closing level of such index on such index business day, as calculated and published by the index sponsor, subject to the provisions described under "Description of the Securities—Adjustments to the calculation of the reference index" below.

        The level of the reference index at any time on any index business day (other than the closing level) will equal the level displayed on Bloomberg Page "SPX <Index>" at such time (or such other page as may replace that page on that service, or if unavailable on that service, any other service displaying that level).

        A business day is any day, other than a Saturday, Sunday or a day on which banking institutions in New York, New York are generally authorized or obligated by law or executive order to close.

        An index business day is any day that is (or, but for the occurrence of a market disruption event, would have been) a day on which trading is generally conducted on the applicable exchanges and related exchanges (each as defined below), other than a day on which one or more of the applicable exchanges or related exchanges is scheduled to close prior to its regular weekday closing time. Exchange means the principal exchange on which any stock comprising the reference index is traded. Related exchange means any exchange on which futures or options contracts relating to the reference index are traded.

Market disruption events

        A market disruption event is, in respect of the reference index, the occurrence or existence on any index business day for the reference index during the one-half hour period that ends at the relevant valuation time, of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) on:

          (a)   an exchange in securities that comprise 20% or more of the level of the reference index based on a comparison of (1) the portion of the level of the reference index attributable to each stock comprising the reference index in which trading is, in the determination of the calculation agent, materially suspended or materially limited relative to (2) the overall level of the reference index, in the case of (1) or (2) immediately before that suspension or limitation;

          (b)   a related exchange in options contracts on the reference index; or

          (c)   a related exchange in futures contracts on the reference index;

if, in the determination of the calculation agent, such suspension or limitation is material.

        If the calculation agent determines that a market disruption event exists on the valuation date in respect of the reference index, then the valuation date for the reference index will be postponed to the first succeeding index business day on which the calculation agent determines that no market disruption event exists, unless the calculation agent determines that a market disruption event in respect of the reference index exists on each of the five index business days immediately following the valuation date. In that case, (a) the fifth succeeding index business day after the scheduled valuation date will be deemed to be the valuation date for the reference index, notwithstanding the existence of a market disruption event in respect to the reference index, and (b) the calculation agent will determine the closing level of the reference index for the valuation date on that deemed valuation date in accordance with the formula for and method of calculating the reference index last in effect prior to the commencement of the market disruption event using its good faith estimate of the settlement prices that would have prevailed on the applicable exchanges but for the suspension or limitation, as of the relevant valuation time on that deemed valuation date, of each such security comprising the reference index (subject to the provisions described under "—Adjustments to the calculation of the reference index" below).

        In the event that a market disruption event exists in respect of the reference index on the valuation date, the maturity date of the securities will be postponed to the fifth business day following the day on which the closing level for each of the reference index for the valuation date has been calculated. Consequently, the existence of a market disruption event could result in a postponement of the maturity date, but no interest or other payment will be payable because of such postponement.

Adjustments to the calculation of the reference index

        If the reference index is not calculated and announced by the index sponsor but is (a) calculated and announced by a successor acceptable to the calculation agent or (b) replaced by a successor index using, in the determination of the calculation agent, the same or a substantially similar formula for and method of calculation as used in the calculation of the reference index, then the reference index will be deemed to be the index so calculated and announced by that successor sponsor or that successor index, as the case may be.

        Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, which will provide notice of the selection of the successor index to the registered holders of the securities in the manner set forth below.

        If (x) on or prior to the valuation date, any index sponsor makes, in the determination of the calculation agent, a material change in the formula for or the method of calculating the relevant reference index or in any other way materially modifies the reference index or (y) on the valuation date, any index sponsor (or a successor sponsor) fails to calculate and announce the relevant reference index and there is no comparable index available, then, subject to the second preceding paragraph, the calculation agent will calculate the redemption amount using, in lieu of a published level for the reference index, the level for the reference index as at the relevant valuation time on the valuation date as determined by the calculation agent in accordance with the formula for and method of calculating the reference index last in effect prior to that change or failure, but using only those stocks that comprised the reference index immediately prior to that change or failure. Notice of adjustment of the reference index will be provided by the trustee in the manner set forth below.

        All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the securities, absent manifest error.

Events of default and acceleration

        In case an event of default (as defined in the accompanying prospectus) with respect to any securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the securities (in accordance with the acceleration provisions set forth in the accompanying prospectus) will be determined by the calculation agent and will equal, for each security, the arithmetic average, as determined by the calculation agent, of the fair market value of the securities as determined by at least three but not more than five broker-dealers (which may include CSSU or any of our other subsidiaries or affiliates) as will make such fair market value determinations available to the calculation agent.

Purchases

        We may at any time purchase any securities, which may, in our sole discretion, be held, sold or cancelled.

Cancellation

        If we purchase any securities and surrender the securities for cancellation or redeem any securities, the trustee will cancel them.

        For a further description of procedures regarding global securities representing book-entry securities, we refer you to "Description of Debt Securities—Book-Entry System" in the accompanying prospectus and "Description of Notes—Book-Entry, Delivery and Form" in the accompanying prospectus supplement.

Calculation Agent

        The calculation agent is Credit Suisse International, an affiliate of ours. The calculations and determinations of the calculation agent will be final and binding upon all parties (except in the case of manifest error). The calculation agent will have no responsibility for good faith errors or omissions in its calculations and determinations, whether caused by negligence or otherwise. The calculation agent will not act as your agent. Because the calculation agent is an affiliate of ours, potential conflicts of interest may exist between you and the calculation agent. Please refer to "Risk Factors—There may be potential conflicts of interest" in this pricing supplement.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the securities, create and issue further securities ranking on an equal basis with the securities being offered hereby in all respects. Such further securities will be consolidated and form a single series with the securities being offered hereby and will have the same terms as to status, redemption or otherwise as the securities being offered hereby.

Notices

        Notices to holders of the securities will be made by first class mail, postage prepaid, to the registered holders.

 THE REFERENCE INDEX

The S&P 500® Index

General

        Unless otherwise stated, all information regarding the S&P 500® Index provided in this pricing supplement is derived from S&P, or other publicly available sources, and we have not participated in the preparation of, or verified, such publicly available information. We have no control over this publicly available information including as to its accuracy or completeness. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time.

        As of September 23, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index represented approximately 75% of the market value of U.S. equities. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

        The S&P 500® Index is reported by Bloomberg Financial Markets under the ticker symbol "SPX."

The underlying components

        As of September 23, 2008 the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the number of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (82), Consumer Staples (41), Energy (40), Financials (85), Health Care (53), Industrials (56), Information Technology (73), Materials (30), Telecommunication Services (9) and Utilities (31). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

        The S&P 500® Index does not reflect the payment of dividends on the stocks underlying it and therefore the return on your securities will not be the same as the return you would receive if you were to purchase such underlying stocks and hold them until the maturity date.

Computation of the S&P 500® Index

        On March 21, 2005, S&P began to calculate the S&P 500® Index based on a half float adjusted formula, and on September 16, 2005 the S&P 500® Index was fully float adjusted. S&P's criteria for selecting stocks for the S&P 500® Index will not be changed by the shift to float adjustment. However, the adjustment affects each company's weight in the S&P 500® Index (i.e., its market value).

        Under float adjustment, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors and not all of a company's outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

  •
  holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

  •
  holdings by government entities, including all levels of government in the United States or foreign countries; and

  •
  holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

        However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float adjusted count of shares to be used in the S&P 500® Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a U.S. company traded in Canada as "exchangeable shares," shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

        For each stock, an investable weight factor ("IWF") is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. The float adjusted index will then be calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

        The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total market value of all 500 S&P 500® component stocks relative to the S&P 500® Index's base period of 1941-43 (the 'base period').

        An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

        The actual total market value of the S&P 500® component stocks during the base period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the S&P 500® component stocks by a number called the index divisor. By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index ("index maintenance").

        Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

        To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in total market value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All index divisor adjustments are made after the close of trading. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require index divisor adjustments.

        The table below summarizes the types of index maintenance adjustments and indicates whether or not an index divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares outstanding multiplied by 2; Stock price divided by 2	No
Share Issuance (i.e., change is greater than or equal to 5%)	Shares outstanding plus newly issued shares	Yes
Share Repurchase (i.e., change is greater than or equal to 5%)	Shares outstanding minus Repurchased shares	Yes
Special Cash Dividends	Share price minus Special dividend	Yes
Company Change	Add new company Market value minus old company Market value	Yes
Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes
Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes
	If the spun-off company is added to the S&P 500® Index, no company is removed from the Index	No
	If the spun-off company is added to the S&P 500® Index, another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

        Stock splits and stock dividends do not affect the index divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the market value of the S&P 500® component stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

        Each of the corporate events exemplified in the table requiring an adjustment to the index divisor has the effect of altering the market value of the S&P 500® component stock and consequently of altering the aggregate market value of the S&P 500® component stocks (the "Post-Event Aggregate Market Value"). In order that the level of the S&P 500® Index (the "Pre-Event Index Value") not be affected by the altered market value (whether increase or decrease) of the affected S&P 500® component stock, a new index divisor ("New Divisor") is derived as follows:

Pre-Event Index Value	=	Post-Event Aggregate Market Value New Divisor

New Divisor	=	Post-Event Aggregate Market Value Pre-Event Index Value

        A large part of the index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the index divisor is adjusted to compensate for the net change in the total market value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the index divisor.

License Agreement with S&P

        We or one of our affiliates and S&P are parties to a non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain securities, including these notes. "Standard & Poor's®", "S&P®", "S&P 500®", "Standard & Poor's 500®", and "500®" are trademarks of Standard & Poor's Corporation and have been licensed for use by Credit Suisse.

        The securities are not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"). S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the S&P 500® Index to track general stock market performance. S&P's only relationship to the Licensee is the licensing of certain trademarks and trade names of S&P and of the S&P 500® Index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued, sold, purchased, written or entered into by Licensee or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

        S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FORGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical performance of the reference index

        The following table sets forth the published high and low closing levels of the reference index during each calendar quarter from January 1, 2003 through September 23, 2008. The closing level of the reference index on September 23, 2008 was 1188.22. We obtained the closing levels and other information below from Bloomberg Financial Markets, without independent verification.

        You should not take the historical index levels of the reference index as an indication of future performance of the reference index or the securities. We cannot give you any assurance that the index level of the reference index will increase over the term of the securities or that you will not receive at maturity an amount substantially less than the principal amount of the securities.

	Low	High	Close		Low	High	Close
2003				2006
First Quarter	800.73	931.66	848.18	First Quarter	1254.78	1307.25	1294.83
Second Quarter	858.48	1011.66	974.50	Second Quarter	1223.69	1325.76	1270.20
Third Quarter	965.46	1039.58	995.97	Third Quarter	1234.49	1339.15	1335.85
Fourth Quarter	1018.22	1111.92	1111.92	Fourth Quarter	1331.32	1427.09	1418.30
2004				2007
First Quarter	1091.33	1157.76	1126.21	First Quarter	1374.12	1459.68	1420.86
Second Quarter	1084.10	1150.57	1140.84	Second Quarter	1424.55	1539.18	1503.35
Third Quarter	1063.23	1129.30	1114.58	Third Quarter	1406.70	1553.08	1526.75
Fourth Quarter	1094.81	1213.55	1211.92	Fourth Quarter	1407.22	1565.15	1468.36
2005				2008
First Quarter	1163.75	1225.31	1180.59	First Quarter	1273.37	1447.16	1322.70
Second Quarter	1137.50	1216.96	1191.33	Second Quarter	1278.38	1426.63	1280.00
Third Quarter	1194.44	1245.04	1228.81
Fourth Quarter	1176.84	1272.74	1248.29	Third Quarter (through September 23, 2008)	1156.39	1305.32	1188.22

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion summarizes certain United States federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities. This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code (the "Code"). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are a:

  •
  financial institution,

  •
  mutual fund,

  •
  tax-exempt organization,

  •
  insurance company,

  •
  dealer in securities or foreign currencies,

  •
  person (including traders in securities) using a mark-to-market method of accounting,

  •
  person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

  •
  an entity that is treated as a partnership for U.S. federal income tax purposes.

        The discussion is based upon the Code, law, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the "IRS") has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

        For purposes of this discussion, the term "U.S. holder" means (1) a person who is a citizen or resident of the United States, (2) a corporation created or organized in or under the laws of the United States or any state thereof or the district of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership holds securities, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

        You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

        IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY US FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX

CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

U.S. Holders Generally

        The treatment of the securities for U.S. federal income tax purposes is uncertain. The Issuer intends to treat the securities as a prepaid, cash-settled financial contract, with respect to the stocks that comprise the reference index, that is eligible for open transaction treatment for U.S. federal income tax purposes and by purchasing the securities, you agree with us (in the absence of an administrative or judicial ruling to the contrary) to treat your securities for all tax purposes in accordance with such characterization. If your securities are so treated, you should recognize capital gain or loss upon the maturity of your securities (or upon your sale, exchange or other disposition of your securities prior to their maturity) in an amount equal to the difference between the amount realized at such time and your tax basis in the securities. In addition, your tax basis in your securities would generally be equal to the price you paid for them. Capital gain of a noncorporate U.S. holder is generally subject to tax at a maximum rate of 15% if the property is held for more than one year.

        The characterization of the securities as prepaid financial contracts as described above is not free from doubt and it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the securities constitute "contingent payment debt instruments" that are subject to special tax rules governing the recognition of income over the term of your securities. If the securities were to be treated as contingent debt, you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield. The amount of interest that you would be required to include in income on a current basis would not be matched by cash distributions to you since the securities do not provide for any cash payments during their term. You would recognize gain or loss upon the sale, redemption or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognized upon the sale, redemption or maturity of your securities would be ordinary income and any loss to the extent of interest you included in income in the current or previous taxable years in respect of your securities would be ordinary loss, and thereafter would be capital loss. The Issuer is not responsible for any adverse consequences that a purchaser may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

        You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

Non-U.S. Holders Generally

        In the case of a holder of the securities that is not a U.S. holder and has no connection with the United States other than holding its security (a "non-U.S. holder"), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the securities by a non-U.S. holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition.

IRS Notice on Certain Financial Transactions

        On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

        Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income. It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding Notice 2008-2 and its possible impact on you.

Possible Legislation on Prepaid Forwards

        On December 19, 2007, Representative Richard Neal introduced a tax bill (the "Bill") before the House Ways and Means Committee that would apply to "prepaid derivative contracts" acquired after the date of enactment of the Bill. The Bill, if enacted, would apply to certain derivative financial contracts with a term of more than one year, where there is no substantial likelihood that the taxpayer will be required to pay any additional amount thereunder and would require the holder of such a contract to include as interest income each year in respect of such contract an amount determined by reference to the monthly U.S. federal short-term rate determined under Code section 1274(d). A holder's tax basis in such contract would be increased by the amount so included. Any gain (either at maturity or upon sale) with respect to the contract would be treated as long-term capital gain if the contract is a capital asset in the hands of the holder and such holder has held the contract for more than one year. Any loss would be treated as ordinary loss to the extent of prior interest accruals.

        While the Bill, if enacted, would not apply to the securities (due to its prospective effective date), it is not possible to predict whether any tax legislation that may ultimately be enacted will apply to your securities (possibly on a retroactive basis). You are urged to consult your tax adviser regarding the Bill and any future tax legislation that may apply to your securities.

Backup Withholding and Information Reporting

        A HOLDER OF THE SECURITIES MAY BE SUBJECT TO INFORMATION REPORTING AND TO BACKUP WITHHOLDING WITH RESPECT TO CERTAIN AMOUNTS PAID TO THE HOLDER UNLESS SUCH HOLDER PROVIDES A CORRECT TAXPAYER IDENTIFICATION NUMBER (OR OTHER PROOF OF AN APPLICABLE EXEMPTION) AND OTHERWISE COMPLIES WITH APPLICABLE REQUIREMENTS OF THE BACKUP WITHHOLDING RULES.

 BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, (the "Code"), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include "plan assets" by reason of any such plan's or arrangement's investment therein (we refer to the foregoing collectively as "Plans") and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a "Similar Law").

        In addition to ERISA's general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., "parties in interest" as defined in ERISA or "disqualified persons" as defined in Section 4975 of the Code (we refer to the foregoing collectively as "parties in interest") unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in securities should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the securities may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

        In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase securities, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called "service provider exemption"). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities.

        Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such securities, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding securities on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such securities shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

        Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the securities. We also refer you to the portions of the prospectus addressing restrictions applicable under ERISA, the Code and Similar Law.

        Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent deposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

 UNDERWRITING

        Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, which we refer to as the distribution agreement, we have agreed to sell $                        principal amount of securities to Credit Suisse Securities (USA) LLC.

        The distribution agreement provides that Credit Suisse Securities (USA) LLC is obligated to purchase all of the securities if any are purchased.

        Credit Suisse Securities (USA) LLC proposes to offer the securities at the offering price and will receive the underwriting discounts and commissions set forth on the cover page of this pricing supplement. Credit Suisse Securities (USA) LLC may allow the same discount on the principal amount per security on sales of such securities of other brokers or dealers. If all of the securities are not sold at the initial offering price, Credit Suisse Securities (USA) LLC may change the public offering price and other selling terms.

Credit Suisse

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Additional Terms Specific to the Securities
TABLE OF CONTENTS
NOTICE TO INVESTORS
SUMMARY
RISK FACTORS
CREDIT SUISSE
SUPPLEMENTAL USE OF PROCEEDS
DESCRIPTION OF THE SECURITIES
THE REFERENCE INDEX
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
BENEFIT PLAN INVESTOR CONSIDERATIONS
UNDERWRITING